UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 As of February 11, 2009, James Todd resigned his position as Executive Vice President and Corporate Controller of Fushi Copperweld, Inc. (the “Company”), Executive Vice President and Director of Copperweld Bimetallics, LLC and Director and Secretary of Copperweld Bimetallics UK Ltd. The Company and Mr. Todd currently are negotiating the terms of Mr. Todd’s separation from the Company.  Once the terms of the separation are finalized, the Company will file an amendment to this Current Report on Form 8-K disclosing the terms of Mr. Todd’s separation from the Company.  Mr. Todd’s duties will be assumed by Mr. Chris Wang, President and Chief Financial Officer of the Company.  The Company does not believe that Mr. Todd’s departure will have an adverse impact on operations.

 On February 11, 2009, the Board of Directors of the Company appointed Mr. Dwight Berry as the Company’s Chief Operating Officer.  Mr. Berry has served as the Company’s Vice President of Commercial Development with oversight of the Company’s sales and research and development since June 2008.  Mr. Berry, 56, has 15 years of direct CATV/wire and cable experience and over 20 years of experience in manufacturing management.  Prior to his employment with the Company, Mr. Berry served as Chief Operations Officer at Sure Electric, LLC from July 2007 to June 2008 and General Manager at Union Corrugating Company from March 2002 to May 2007.  The Company and Mr. Berry currently are negotiating the terms of Mr. Berry’s amended employment agreement with the Company.  Once the terms of the amended employment agreement are finalized, the Company will file an amendment to this Current Report on Form 8-K disclosing the terms of Mr. Berry’s employment by the Company.

A copy of the press release announcing Mr. Todd’s resignation and Mr. Berry’s appointment as the Chief Operating Officer of the Company is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated February 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: February 17, 2009
/s/ Chris Wang
Chris Wang
Chief Financial Officer and President